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                                                         Exhibit 11 (A)





                    CONSENT OF INDEPENDENT ACOCUNTANTS


We consent to the inclusion in this Post-Effective Amendment No. 17 of this Registration Statement No. 33-43628/811-6465 on Form N-1A of our reports dated February 7, 1996, on our audits of the financial statements and financial highlights of the U.S. Government Securities Portfolio, Social Awareness Stock Portfolio, Utilities Portfolio and Zero Coupon Bond Fund Portfolio-Series 1998, 2000 and 2005 of The Travelers Series Trust. We also consent to the reference to our Firm as experts in accounting and auditing under the caption "Additional Information" in the Statement of Additional Information.





/s/ Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P

Hartford, Connecticut
October 29, 1996